Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Executive Promotions

FREMONT, Calif., Oct. 29, 2009 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today announced three executive promotions.

Raymond A. Low, formerly AXT’s vice president, corporate controller and acting chief financial officer, has been appointed vice president and chief financial officer.

Davis Zhang, formerly AXT’s president of joint venture operations, has been appointed president of AXT China Operations, with responsibility for managing and developing AXT’s joint venture operations, as well as assisting chief executive officer, Dr. Morris Young, with the management of AXT’s manufacturing facilities in China.

Robert G. Ochrym, formerly AXT’s vice president of business development, has been appointed vice president of business development, strategic sales and marketing.  His responsibilities include sales for the North American East Coast, as well as for Europe, continuing to work closely with John J. Cerilli, vice president of global sales and marketing, to maximize customer support around the world.  He will also be responsible for developing sales and marketing strategies, major sale contract negotiations, major market identification and other strategic sales and marketing functions.

“The Board and I are very pleased to announce the promotions of Davis, Bob and Raymond,” said Morris Young, chief executive officer.  “Each of these individuals has made significant contributions to AXT and I am looking forward to further leveraging their talents in expanded roles.

“Davis has been instrumental in the success of our joint venture program and his knowledge of our business and customer needs make this new position a natural fit.  Further, by bringing together two critical functions of manufacturing and joint venture operations, we can better plan and respond to the present and future needs of our customers.

“Bob has a wealth of contacts and experience in our industry and we are excited to leverage his knowledge to further enhance the reach and success of our sales and marketing efforts. We believe that we have great opportunities to grow our market share with a number of the customers that we currently serve as well as with new customers that we do not presently supply.  Further, we are continuing to

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

explore new applications for our products in wireless devices, LEDs and photovoltaics that expand our addressable market and provide further opportunity for growth.

“Raymond has a strong financial background and a deep understanding of our financial structure, which has allowed him to transition smoothly into his permanent role as our chief financial officer.  He is a tremendous asset to AXT and the Board and I are very pleased to work with him in this new position,” said Young.

Davis Zhang co-founded AXT in 1986. He was formerly AXT’s president of joint venture operations.  From 1999 to 2003, Zhang was president of AXT’s substrate division and prior to that, held senior level positions in production.  Zhang studied mechanical engineering at Communication University, Beijing, China.

Robert G. Ochrym joined AXT as Vice President, Business Development in June 2005. Prior to AXT from 2003 to May 2005, Ochrym was national sales manager at Aixtron, Inc., where he was responsible for North American sales and marketing functions. From 1973 to 2003, Mr. Ochrym held various positions in sales and marketing, business development and product management at Uniroyal Optoelectronics, Northrop Grumman and Rhone-Poulenc, and had extensive involvement with rare earths and gallium businesses. He has a B.A. degree in Biology from Le Moyne College in Syracuse, New York.

Raymond A. Low, formerly AXT’s acting chief financial officer, joined the company as corporate controller in February 2005 and was promoted to vice president, corporate controller in July 2006. From June 2004 to February 2005, Low was an independent consultant on a Sarbanes Oxley assignment. From May 2002 to June 2004, he was corporate controller of Therasense, Inc. (now Abbott Laboratories), a publicly traded manufacturer of blood glucose monitors. From April 2000 to May 2002, Low was corporate controller of RStar Networks Inc, a publicly traded internet service provider. From April 1998 to April 2000, he was director of accounting for AT&T. Low spent three years in public accounting with BDO Seidman in San Francisco, and three years in public accounting with Deloitte & Touche in South Africa. He is a California certified public accountant, and a member of the California Society of CPAs. Low is a past member of the chartered institute of management accountants in the United Kingdom. He has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding future growth opportunities available to us, the impact of our customer qualifications, and our ability to plan and respond to customer requirements. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information or future events.

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